EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-183641 on Form S-4 of our report dated February 29, 2012 (July 16, 2012 as to the effects of the method of presenting comprehensive income and of the segment change) relating to the financial statements and financial statement schedule of Clean Harbors, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the effects of the retrospective adoption of changing the method of presenting comprehensive income and of the financial statement disclosures related to the change in the composition of the reportable segments described in Note 2), appearing in the Current Report on Form 8-K dated July 16, 2012 of Clean Harbors, Inc. and our report dated February 29, 2012 relating to the effectiveness of Clean Harbors, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2011 of Clean Harbors, Inc., incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 11, 2012